                                                                  Exhibit 10.5.4

                            FOURTH AMENDMENT TO LEASE

                             (400 CORPORATE POINTE)

        THIS FOURTH AMENDMENT TO LEASE ("FOURTH AMENDMENT") is made and entered into as of the 29th day of February, 2000, by and between ARDEN REALTY FINANCE PARTNERSHIP, L.P., a California limited partnership ("LANDLORD") and INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation ("TENANT").

                                R E C I T A L S:

        A. 400 Corporate Pointe, Ltd., a California general partnership ("400 CORPORATE") and Integrated Analytics Corporation, a California corporation ("IAC") entered into that certain Standard Form Office Lease dated as of July 11, 1990 ("ORIGINAL LEASE"), whereby 400 Corporate leased to IAC and IAC leased from 400 Corporate certain office space located in that certain building located and addressed at 400 Corporate Pointe, Culver City, California 90230 (the "BUILDING"). The Original Lease was subsequently amended by that certain First Amendment to Lease dated June 1, 1995, by and between AEW/LBA Acquisition Co. LLC, a California limited liability company ("AEW") as successor-in-interest to 400 Corporate, and Tenant, as successor-in-interest to IAC (the "FIRST AMENDMENT"); by that certain Second Amendment to Lease dated December 5, 1996 by and between Arden Realty Limited Partnership, a Maryland limited partnership ("ARLP") as successor-in-interest to AEW and Tenant ("SECOND AMENDMENT"); and by that certain Third Amendment to Lease dated as of March 13, 1998 by and between Landlord as successor-in-interest to ARLP and Tenant ("THIRD AMENDMENT"). The Original Lease, as amended by the First Amendment, the Second Amendment, and the Third Amendment is referred to herein as the "LEASE". Pursuant to the Lease, Tenant currently occupies 13,696 rentable square feet located on the eighth
(8th) floor of the Building and known as Suite 855 and 5,295 rentable square feet located on the seventh (7th) floor of the Building and known as Suite 750 and 1,263 rentable square feet located on the seventh (7th) floor of the Building known as Suite 725, and 20,347 rentable square feet consisting of the sixth (6th) floor of the Building, for a total of 40,601 rentable square feet (collectively, the "EXISTING PREMISES"). B. By this Fourth Amendment, Landlord and Tenant desire to expand the Existing Premises and to otherwise modify the Lease as provided herein. C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Lease.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                               A G R E E M E N T:

        1. EXPANSION OF THE EXISTING PREMISES. That certain space located on the seventh (7th) floor of the Building outlined on the floor plan attached hereto as Exhibit "A" and made a part hereof, may be referred to herein as the "EXPANSION SPACE." Landlord and Tenant hereby stipulate that the Expansion Space contains 7,601 rentable (6,610 usable) square feet. Effective as of the date ("EXPANSION COMMENCEMENT DATE") that is the earlier of (a) the date Tenant commences business operations in the Expansion Space, and (b) the date of "Substantial Completion" of the "Tenant Improvements" (as those terms are defined in the Tenant Work Letter attached hereto as Exhibit "B") in the Expansion Space, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Space. Landlord and Tenant hereby agree and acknowledge that construction of the Improvements in the Expansion Space shall not commence until the existing tenant of the Expansion Space has vacated the Expansion Space; provided that in the event the current tenant has not vacated the Expansion Space on or before August 31, 2000, Landlord shall immediately commence, and thereafter diligently prosecute, unlawful detainer proceedings against such existing tenant. Except as provided in the immediately preceding sentence, Landlord makes no representation or guaranty as to when the existing tenant will vacate the Expansion Space and Landlord shall not be liable in the event the existing tenant fails to vacate the Expansion Space upon the expiration of the existing tenant's lease. Landlord and Tenant hereby agree that such addition of the Expansion Space to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the number of rentable square feet leased by Tenant in the Building to a total of 48,202 rentable square feet. Effective as of the Expansion Commencement Date, all references to the "Premises" shall mean and refer to the Existing Premises as expanded by the Expansion Space.

        2. TERM AND MONTHLY BASE RENT FOR THE EXPANSION SPACE. The Lease Term for Tenant's lease of the Expansion Space ("EXPANSION SPACE TERM") shall commence on the Expansion Commencement Date and shall expire co-terminously with Tenant's lease of the Existing Premises on December 31, 2005, subject to extension as provided in Section 10 of the Third Amendment. During the Expansion Space Term, Tenant shall pay in accordance with the provisions of this Section 2, Monthly Base Rent for the Expansion Space as follows:

                                                          MONTHLY BASE RENT PER
 MONTH OF EXPANSION SPACE TERM   MONTHLY BASE RENT         RENTABLE SQUARE FOOT
 -----------------------------   -----------------         --------------------
             1-30                    $16,722.20                   $2.20

         31 - 12/31/05               $17,482.30                   $2.30

        3. TENANT'S PERCENTAGE OF TOTAL RENTABLE AREA. Notwithstanding anything to the contrary in the Lease, during the Expansion Space Term, Tenant's Percentage of Total Rentable Area for the Expansion Space only shall be 4.62% and the Base Year (as defined in Section 1.7 of the First Amendment) for the Expansion Space only shall be the calendar year 2000. The Base Year shall remain the calendar year 1998 as to the space leased by Tenant on the sixth (6th) floor of the Building, 1997 as to Suites 725 and 750, and 1995 as to the remainder of the Premises.

        4. TENANT IMPROVEMENTS. Tenant Improvements in the Expansion Space shall be installed and constructed in accordance with the terms of the Tenant Work Letter attached hereto as Exhibit "B" and made a part hereof.

        5. PARKING. Effective as of the Expansion Commencement Date and continuing throughout the Expansion Space Term, Tenant may rent from Landlord up to an additional thirty (30) unreserved parking passes for use in the Building's parking facility. Tenant may convert up to twenty-five percent (25%) of its unreserved parking passes to reserved parking passes at a location in the Building's parking facility reasonably designated by Landlord. Tenant's rental and use of the additional parking passes shall be in accordance with, and subject to, all provisions of Section 1(w) of the Original Lease, as amended, including, without limitation, payment of the prevailing monthly parking rate for such passes.

        6. OPTION TO CANCEL. The parties hereby agree and acknowledge that Tenant's Cancellation Option pursuant to Section 1.11 of the First Amendment as amended by Section 9 of the Second Amendment shall not apply to the Expansion Space.

        7. NOTICE OF LEASE TERM DATES. Landlord shall deliver to Tenant a commencement letter in a form substantially similar to that attached hereto as Exhibit "C" and made a part hereof at any time within thirty (30) days after the Expansion Commencement Date, accurately stating the Expansion Commencement Date and otherwise completed in accordance with the terms of this Fourth Amendment. Tenant agrees to execute and return to Landlord said commencement letter within five (5) days after Tenant's receipt thereof.

        8. BROKERS. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Fourth Amendment, other than CB Richard Ellis, Inc., which shall be compensated by Landlord pursuant to a separate agreement. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Fourth Amendment.

        9. DEFAULTS. Tenant hereby represents and warrants to Landlord that, as of the date of this Fourth Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

        10. SIGNING AUTHORITY. Concurrently with Tenant's execution of this Fourth Amendment, Tenant shall provide to Landlord reasonable evidence that the individuals executing this Fourth Amendment on behalf of Tenant are authorized to bind the Tenant.

        11. NO FURTHER MODIFICATION. Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Space and shall remain unmodified and in full force and effect. Effective as of the Expansion Commencement Date, all references to the "Lease" shall refer to the Lease as amended by this Fourth Amendment.

        IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the day and year first above written.

"LANDLORD"                               ARDEN REALTY FINANCE PARTNERSHIP, L.P.,
                                         a California limited partnership

                                         By:    ARDEN REALTY FINANCE, INC.,
                                                a California corporation
                                                Its: sole general partner

                                                By:
                                                       ----------------------
                                                       VICTOR J. COLEMAN
                                                       Its: President and COO

                                                By:
                                                       ----------------------
                                                       Its:
                                                           ------------------

"TENANT"                                 INVESTMENT TECHNOLOGY GROUP, INC., a
                                         Delaware corporation

                                         By:
                                                ------------------------
                                         Print Name:
                                                    --------------------
                                                Its:
                                                    --------------------

                                         By:
                                                ------------------------
                                         Print Name:
                                                    --------------------
                                                Its:
                                                    --------------------

                                   EXHIBIT "A"

                           OUTLINE OF EXPANSION SPACE

                                   EXHIBIT "B"

                               TENANT WORK LETTER

        This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the tenant improvements in the Expansion Space. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the renovation of the Expansion Space, in sequence, as such issues will arise.

                                    SECTION 1

             LANDLORD'S INITIAL CONSTRUCTION IN THE EXPANSION SPACE

        Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of the Expansion Space, and (ii) of the floor of the Building on which the Expansion Space is located (collectively, the "BASE, SHELL AND CORE"). Tenant has inspected and hereby approves the condition of the Base, Shell and Core, and agrees that the Base, Shell and Core shall be delivered to Tenant in its current "as-is" condition. The improvements to be initially installed in the Expansion Space shall be designed and constructed pursuant to this Tenant Work Letter. Any costs of initial design and construction of any improvements to the Expansion Space shall be an "Improvement Allowance Item", as that term is defined in Section 2.2 of this Tenant Work Letter.

                                    SECTION 2

                                  IMPROVEMENTS

        2.1 IMPROVEMENT ALLOWANCE. Tenant shall be entitled to a one-time improvement allowance (the "IMPROVEMENT ALLOWANCE") in the amount of $132,200.00 (based upon $20.00 per usable square foot of the Expansion Space) for the costs relating to the initial design and construction of Tenant's improvements which are permanently affixed to the Expansion Space (the "IMPROVEMENTS"). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance and in no event shall Tenant be entitled to any credit for any unused portion of the Improvement Allowance not used by Tenant by the date which is six (6) months after the date the existing tenant vacates the Expansion Space.

        2.2 DISBURSEMENT OF THE IMPROVEMENT ALLOWANCE. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's standard draw cycle and disbursement process, substantially similar to that followed with respect to the construction of improvements pursuant to the Third Amendment) for costs related to the construction of the Improvements and for the following items and costs (collectively, the "IMPROVEMENT ALLOWANCE ITEMS"): (i) payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter and of other engineers and consultants which Tenant may reasonably require for the design and construction of the Improvements (including, without limitation, lighting, acoustic and ergonomic consultants), and payment of the out of pocket fees incurred by, and the out of pocket cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of plan check, permit and license fees relating to construction of the Tenant Improvements; (iii) the cost of construction of the Improvements, including, without limitation, testing and inspection costs, trash removal costs, and contractors' fees and general conditions (provided, however, the Contractor and any subcontractors shall not be charged for parking); (iv) the cost of any changes in the Base, Shell and Core required by the Construction Drawings; (v) the cost of any changes to the Construction Drawings or Improvements required by applicable building codes (the "CODE"); (vi) the fees of any project manager retained by Tenant to supervise the construction of the Improvements; and (vii) the "Landlord Supervision Fee", as that term is defined in Section 4.3.2 of this Tenant Work Letter. However, in no event shall more than Three and 00/100 Dollars ($3.00) per usable square foot of the Tenant Improvement Allowance be used for the items described in (i) and (ii) above; any additional amount incurred as a result of (i) and (ii) above shall be deemed to constitute an Over-Allowance Amount.

        2.3 STANDARD IMPROVEMENT PACKAGE. Landlord has established specifications (the "SPECIFICATIONS") for the Building standard components to be used in the construction of the Improvements in the Expansion Space (collectively, the "STANDARD IMPROVEMENT PACKAGE"), which Specifications are available upon request. The quality of Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord's option, require the Improvements to comply with certain Specifications. However, Landlord's approval of the Final Working Drawings (as defined in Section 3.3 of this Tenant Work Letter) shall be conclusive as to the compliance of the Final Working Drawings with the Specifications (to the extent Specifications are expressly delineated in the Final Working Drawings) and Tenant shall not be obligated thereafter to modify the Approved Working Drawings or the Tenant Improvements by reason of any changes in the Specifications or any other failure of such drawings to comply with the Specifications (to the extent items to which the Specifications apply are expressly delineated in the Approved Working Drawings).

                                    SECTION 3

                              CONSTRUCTION DRAWINGS

        3.1 SELECTION OF ARCHITECT/CONSTRUCTION DRAWINGS. Tenant shall retain an architect/space planner reasonably approved by Landlord (the "ARCHITECT") to prepare the "Construction Drawings," as that term is defined in this Section
3.1. Tenant shall also retain the engineering consultants designated by Landlord (the "ENGINEERS") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and lifesafety work of the Tenant Improvements. Landlord shall ensure that the charges of the Engineers are competitive (although not necessarily the lowest available). The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "CONSTRUCTION DRAWINGS." All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord's reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

        3.2 FINAL SPACE PLAN. On or before the date set forth in Schedule 1, attached hereto, Tenant and the Architect shall prepare the final space plan for Improvements in the Expansion Space (collectively, the "FINAL SPACE PLAN"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord's approval. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Expansion Space if the same is unsatisfactory or incomplete in any respect and Landlord's failure to give Tenant written notice of any such objection within said five (5) business-day period shall be deemed approval by Landlord of the Final Space Plan. If Landlord notifies Tenant that the Final Space Plan is deficient in any respect, Tenant shall within three (3) business days thereafter cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

        3.3 FINAL WORKING DRAWINGS. On or before the date set forth in Schedule 1, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Expansion Space, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "FINAL WORKING DRAWINGS") and shall submit the same to Landlord for Landlord's approval. However, if Tenant reasonably determines that the Engineers are not reasonably responsive to Tenant's requirements, Tenant may so notify Landlord in writing and if Landlord does not cause such Engineers to be so responsive within one (1) business day after receipt of Tenant's notice, then the time period set forth in
Schedule 1 shall be extended for each day after the expiration of said one (1) business day cure period that completion of the Final Working Drawings are so delayed as a result of the failure of the Engineers to be reasonably responsive. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Working Drawings for the Expansion Space if the same is unsatisfactory or incomplete in any respect and Landlord's failure to give Tenant written notice of any such objection within said five (5) business-day period shall be deemed approval by Landlord of the Final Working Drawings. If Landlord notifies Tenant that the Final Working Drawings are deficient in any respect, Tenant shall within five (5) business days thereafter revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.

        3.4 PERMITS. The Final Working Drawings shall be approved by Landlord (the "APPROVED WORKING DRAWINGS") prior to the commencement of the construction of the Improvements. Tenant shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow "Contractor," as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the "PERMITS"). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld. If Tenant proposes a change, modification or alteration to the Approved Working Drawings, Landlord shall advise Tenant of the potential cost associated with such change, modification or alteration and the potential Tenant Delay which may result therefrom.

        3.5 TIME DEADLINES. Tenant shall use its best, good faith efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor for approval of the "Cost Proposal," as that term is defined in Section 4.2 of this Tenant Work Letter, as soon as possible after the execution of the Fourth Amendment and vacation of the Expansion Space by the existing tenant. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4 below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 1 (the "TIME DEADLINES"), attached hereto. Tenant agrees to comply with the Time Deadlines.

                                    SECTION 4

                        CONSTRUCTION OF THE IMPROVEMENTS

        4.1 CONTRACTOR. The contractor which shall construct the Improvements shall be a contractor selected pursuant to the following procedure. The Final Working Drawings shall be submitted by Landlord to three (3) general contractors: one (1) such general contractor shall be selected by Landlord and the other two (2) general contractors shall be selected by Tenant on or before the date the Final Working Drawings are approved by Landlord and Tenant and which contractor so selected by Tenant shall be subject to Landlord's reasonable approval. Each such contractor shall submit a sealed, fixed price contract bid (on such bid form as Landlord shall designate) to construct the Improvements. Each contractor shall be notified in the bid package of the time schedule for construction of the Improvements. The subcontractors utilized by the Contractor shall be subject to Landlord's reasonable approval and the bidding instructions shall provide that as to work affecting the structure of the Project and/or the systems and equipment of the Project, Landlord shall be entitled to designate the subcontractors. The bids shall be submitted promptly to Landlord and a reconciliation shall be performed by Landlord to adjust inconsistent or incorrect assumptions so that a like-kind comparison can be made and a low bidder determined. Landlord shall select the contractor who shall be the lowest bidder and who states that it will be able to meet Landlord's reasonable construction schedule. The contractor selected may be referred to herein as the "CONTRACTOR".

        4.2 COST PROPOSAL. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Improvement Allowance Items to be incurred by Tenant in connection with the construction of the Improvements (the "COST PROPOSAL"). Tenant shall approve and deliver the Cost Proposal to Landlord within three (3) business days of the receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the "COST PROPOSAL DELIVERY DATE."

        4.3 CONSTRUCTION OF IMPROVEMENTS BY CONTRACTOR UNDER THE SUPERVISION OF LANDLORD.

                4.3.1 OVER-ALLOWANCE AMOUNT. On the Cost Proposal Delivery Date, Landlord and Tenant shall determine the amount (the "OVER-ALLOWANCE AMOUNT") equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the Cost Proposal Delivery Date). Tenant shall pay such Over-Allowance Amount on a pro-rata basis throughout the course of construction of the Improvements as such costs are incurred. Such payment shall be deemed to constitute additional rent pursuant to the Lease (as amended) and shall be made within ten (10) days after Tenant's receipt of invoice therefore from Landlord. Any Over-Allowance Amount paid to Landlord shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord's request as an addition to the Over-Allowance Amount.

                4.3.2 LANDLORD'S RETENTION OF CONTRACTOR. Landlord shall independently retain Contractor to construct the Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the "LANDLORD SUPERVISION FEE") to Landlord in an amount equal to the product of (i) five percent (5%) and (ii) an amount equal to the Improvement Allowance plus the Over-Allowance Amount (as such Over-Allowance Amount may increase pursuant to the terms of this Tenant Work Letter). Notwithstanding the foregoing, Landlord shall waive the Landlord Supervision Fee in the event Tenant retains a construction manager reasonably approved by Landlord, which construction manager may be paid from the Improvement Allowance.

        4.4 WARRANTIES. Landlord shall require that the Contractor and all subcontractors provide industry-standard warranties for defects in workmanship and materials.

        4.5 MEETINGS. Commencing upon the execution of this Fourth Amendment, Landlord and Tenant shall hold regular periodic meetings at a reasonable time with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings shall be held at a location reasonably designated by Landlord.

                                    SECTION 5

                         COMPLETION OF THE IMPROVEMENTS

        5.1 SUBSTANTIAL COMPLETION. For purposes of this Fourth Amendment, "SUBSTANTIAL COMPLETION" of the Improvements in the Expansion Space shall occur upon the completion of construction of the Improvements in the Expansion Space pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant.

        5.2 DELAY OF THE SUBSTANTIAL COMPLETION OF THE EXPANSION SPACE. Except as provided in this Section 5, the Expansion Commencement Date and Tenant's obligation to pay rent for the Expansion Space shall occur as set forth in the Fourth Amendment. However, if there shall be a delay or there are delays in the Substantial Completion of the Improvements in the Expansion Space as a result of the following (collectively, "TENANT DELAYS"):

        5.2.1 Tenant's failure to comply with the Time Deadlines;

        5.2.2 Tenant's failure to timely approve any matter requiring Tenant's approval;

        5.2.3 A breach by Tenant of the terms of this Tenant Work Letter or the Lease, as amended;

        5.2.4 Changes in any of the Construction Drawings after disapproval of the same by Landlord or because the same do not comply with Code or other applicable laws (provided, however, that changes required to the first Final Space Plan and/or the first set of Final Working Drawings submitted to Landlord due to Landlord's disapproval thereof (but not any subsequent disapproval) shall not constitute a Tenant Delay hereunder provided that Tenant resubmits revised Construction Drawings within the time periods specified in Sections 3.2 or 3.3 above (as applicable));

        5.2.5 Tenant's request for changes in the Approved Working Drawings;

        5.2.6 Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Improvements in the Expansion Space, or which are different from, or not included in, the Standard Improvement Package;

        5.2.7 Changes to the Base, Shell and Core required by the Approved Working Drawings; or

        5.2.8 Any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Fourth Amendment or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of Improvements in the Expansion Space, the date of Substantial Completion thereof shall be deemed to be the date that Substantial Completion would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.

                                    SECTION 6

                                  MISCELLANEOUS

        6.1 TENANT'S REPRESENTATIVE. Tenant has designated Susan Nelson as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

        6.2 LANDLORD'S REPRESENTATIVE. Prior to commencement of construction of Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

        6.3 TIME OF THE ESSENCE IN THIS TENANT WORK LETTER. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.

        6.4 OUTSIDE DATE. In the event that the Substantial Completion of the Improvements in the Expansion Space has not occurred by the "OUTSIDE DATE," which shall be March 15, 2001, as such March 15, 2001 date may be extended by the number of days of Tenant Delays and by the number of days of "Force Majeure Delays" (as defined below), then the sole remedy of Tenant shall be the right to deliver a notice to Landlord (the "OUTSIDE DATE TERMINATION NOTICE") electing to terminate Tenant's lease of the Expansion Space only (but not the Existing Premises) effective upon receipt of the Outside Date Termination Notice by Landlord (the "EFFECTIVE DATE"). Except as provided hereinbelow, the Outside Date Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Date and not later than five (5) business days after the Outside Date. If Tenant delivers the Outside Date Termination Notice to Landlord, then Landlord shall have the right to suspend the Effective Date for a period ending thirty (30) days after the original Effective Date. In order to suspend the Effective Date, Landlord must deliver to Tenant, within five (5) business days after receipt of the Outside Date Termination Notice, a certificate of the Contractor certifying that it is such Contractor's best good faith judgment that Substantial Completion of the Improvements in the Expansion Space will occur within thirty (30) days after the original Effective Date. If Substantial Completion of the Improvements in the Expansion Space occurs within said thirty (30) day suspension period, then the Outside Date Termination Notice shall be of no further force and effect; if, however, Substantial Completion of the Improvements in the Expansion Space does not occur within said thirty (30) day suspension period, then Tenant's lease of the Expansion Space only (but not the Existing Premises) shall terminate as of the date of expiration of such thirty (30) day period. If prior to the Outside Date Landlord determines that Substantial Completion of the Improvements in the Expansion Space will not occur by the Outside Date, Landlord shall have the right to deliver a written notice to Tenant stating Landlord's opinion as to the date by which Substantial Completion of the Improvements in the Expansion Space shall occur and Tenant shall be required, within five (5) business days after receipt of such notice, to either deliver the Outside Date Termination Notice (which will mean that Tenant's lease of the Expansion Space only (but not the Existing Premises) shall thereupon terminate and shall be of no further force and effect) or agree to extend the Outside Date to that date which is set by Landlord. Failure of Tenant to so respond in writing within said five (5) business day period shall be deemed to constitute Tenant's agreement to extend the Outside Date to that date which is set by Landlord. If the Outside Date is so extended, Landlord's right to request Tenant to elect to either terminate or further extend the Outside Date shall remain and shall continue to remain, with each of the notice periods and response periods set forth above, until the Substantial Completion of the Improvements in the Expansion Space or until Tenant's lease of the Expansion Space only (but not the Existing Premises) is terminated. For purposes of this Section 6.4, "FORCE MAJEURE DELAYS" shall mean and refer to a period of delay or delays encountered by Landlord affecting the work of construction of the Improvements because of delays due to excess time in obtaining governmental permits or approvals beyond the time period normally required to obtain such permits or approvals for similar space, similarly improved, in commercial office buildings in Culver City, California; fire, earthquake or other acts of God; acts of the public enemy; riot; public unrest; insurrection; governmental regulations of the sales of materials or supplies or the transportation thereof; strikes or boycotts; shortages of material or labor or any other cause beyond the reasonable control of Landlord.

        6.5 EXTENSION OF TIME DEADLINES. Landlord and Tenant hereby agree and acknowledge that the Time Deadlines attached as Schedule 1 hereto are based upon the current tenant of the Expansion Space vacating the Expansion Space no later than July 1, 2000. In the event Landlord is notified by the existing tenant, or otherwise determines that such existing tenant will be vacating the Expansion Space later than July 1, 2000, Landlord shall promptly notify Tenant of such revised date (the "VACATION DATE") and the May 1, 2000 date set forth in Section A of Schedule 1 shall be postponed by one day for each day from July 1, 2000 until the Vacation Date; provided that if such Vacation Date is after August 31, 2000, the Vacation Date shall be deemed to be the date Landlord reasonably estimates it will regain possession of the Expansion Space through unlawful detainer proceedings.

                                   SCHEDULE 1

                                 TIME DEADLINES

      Dates                                  Actions to be Performed
      -----                                  -----------------------

      A.    May 1, 2000 (as such date        Tenant to deliver Final Space Plan
            may be extended pursuant to      to Landlord.
            Section 6.5 of the Tenant
            Work Letter).

      B.    Thirty (30) days after           Tenant to deliver Final Working
            Landlord approves the Final      Drawings to Landlord.
            Space Plan

      C.    Three (3) business days          Tenant to approve Cost Proposal
            after the receipt of the         and deliver Cost Proposal to
            Cost Proposal by Tenant.         Landlord.

               EXHIBIT "C"

       NOTICE OF LEASE TERM DATES

TO:_____________________________________            DATE:_________________, 2000
   _____________________________________
   _____________________________________
   Attention:  _________________

RE: Fourth Amendment dated ________________, 2000, between ARDEN REALTY FINANCE PARTNERSHIP, L.P., a California limited partnership ("LANDLORD"), and _________________________, a ________________________
        ("TENANT"), concerning Suite ____ (the "EXPANSION SPACE"), located at ________________________, California.

Dear Mr. [or Ms.] ____________:

        In accordance with the Fourth Amendment, Landlord wishes to advise and/or confirm the following:

        1. That the Tenant is in possession of the Expansion Space and acknowledges that under the provisions of the Fourth Amendment, the Expansion Space Term commenced as of ________________, 200_ and shall expire on
_________________________.

        2. That in accordance with the Fourth Amendment, Monthly Base Rent for the Expansion Space Term commenced to accrue on ________________, 200_.

        3. The exact number of rentable square feet within the Expansion Space is _________ square feet.

        4. Tenant's Percentage of Total Rentable Area, as adjusted based upon the number of rentable square feet within the Expansion Space, is _______%.

AGREED AND ACCEPTED:

TENANT:

__________________________________,
a_________________________________

By:_______________________________
Print Name:_______________________
   Its:___________________________

By:_______________________________
Print Name:_______________________
   Its:___________________________